Exhibit 99.1

Herc Holdings and H&E Equipment Services Enter into Definitive Merger Agreement

Acquisition Scales Herc’s Premier Platform and Accelerates Strategy for Industry Leading Growth and Superior Value Creation

Transaction Terms Same as Proposal Previously Announced on February 18, 2025

H&E Terminates Agreement with United Rentals

BONITA SPRINGS, Fla. & BATON ROUGE, La., February 19, 2025 – Herc Holdings Inc. (NYSE: HRI) (“Herc” or “the Company”), one of North America’s leading equipment rental suppliers, and H&E Equipment Services, Inc. d/b/a H&E Rentals (NASDAQ: HEES) (“H&E”) today announced that H&E has terminated its prior merger agreement with United Rentals, Inc. (NYSE: URI) and that Herc and H&E have entered into a definitive merger agreement under which Herc will acquire H&E.

As previously announced on February 18, 2025, under the terms of the Herc and H&E agreement, H&E shareholders will receive $78.75 in cash and 0.1287 shares of Herc common stock for each share they own, with a total value of $104.89 per share based on Herc’s 10-day VWAP as of market close February 14, 2025. Following the close of the transaction, H&E’s shareholders will own approximately 14.1% of the combined company.

“The acquisition of H&E is a unique opportunity to accelerate Herc’s proven strategy for industry leading growth and delivering superior shareholder value,” said Larry Silber, Herc’s president and chief executive officer. “We have great respect for the H&E team and the high-quality platform they built. We look forward to welcoming H&E’s talented employees to Herc and working together to realize the substantial benefits that this transaction will create for the shareholders, employees and customers of both companies.”

John M. Engquist, executive chairman of H&E, added, “This is an outstanding transaction for H&E shareholders, providing both immediate, premium value and the opportunity to participate in the substantial upside value that will be created through this combination. With Herc, we have found a partner who shares our dedication to a higher standard of work.”

Strategic and Financial Benefits

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Increased scale with complementary footprint and fleet mix: The transaction strengthens Herc’s position as the 3rd largest rental company in North America. The combined company will have a leading presence in 11 of the top 20 rental regions and increased urban density in 7 of the top 10 rental regions. In addition, it will have a larger, younger fleet, offering a variety of specialty equipment solutions and a broad range of general rental products.

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Approximately $300 million of annual EBITDA synergies are expected to be achieved by the end of year three following the close of the transaction, including approximately $125 million of cost synergies and approximately $175 million EBITDA impact from revenue synergies.

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Highly accretive: The transaction is expected to be high single digit accretive to Herc’s cash earnings per share in 2026 and ramping to greater than 20% as synergies are fully realized. In addition, the transaction is expected to generate ROIC in excess of Herc’s cost of capital within three years of closing.

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Attractive financial profile: The combination creates a company with revenue and EBITDA of approximately $5.2 billion and $2.5 billion, respectively, with an expectation for continued revenue growth in excess of the market and improved adjusted EBITDA margins.

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Financial strength and flexibility with net leverage of 3.8x at close, prior to synergy realization, and projected to be below 3.0x and in Herc’s targeted range within 24 months of closing. Herc’s dividend will be maintained.

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Valuation multiple re-rating warranted for combined company that is more consistent with comparable company valuation multiples in the sector given the powerful growth platform, increased liquidity, and greater investor interest that comes with a scaled company.

Transaction Details

Herc intends to commence a tender offer to acquire all of the outstanding shares of H&E common stock for $78.75 per share in cash and 0.1287 shares of Herc common stock. Following completion of the tender offer, Herc will acquire all remaining shares not tendered in the offer through a second-step merger at the same price as in the tender offer.

The transaction is expected to close mid-year 2025, subject to the majority of H&E’s shares being tendered into the offer, the receipt of customary regulatory approvals and closing conditions. Herc has obtained committed financing for the cash portion of the transaction.

In accordance with the terms of H&E’s prior agreement with United Rentals, Herc, on behalf of H&E, has paid a termination fee of $63,523,892 to United Rentals.

Presentation Materials and Conference Call / Webcast Replay

The press release and presentation slides that Herc previously issued on February 18, 2025 in connection with the H&E agreement as well as a replay of the associated conference call and webcast can be found on the Investor Relations section of Herc’s website at https://IR.HercRentals.com.

Herc Advisors

Guggenheim Securities, LLC is serving as lead financial advisor. Credit Agricole Securities (USA) Inc is serving as co-financial advisor, with Credit Agricole Corporate and Investment Bank serving as lead financing bank. Simpson Thacher & Bartlett LLP is serving as legal advisor. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor.

H&E Advisors

BofA Securities acted as financial advisor to H&E and Milbank LLP acted as H&E’s legal advisor.

About Herc Holdings Inc.

Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 453 locations across North America, and 2024 total revenues of approximately $3.6 billion. We offer products and services aimed at helping customers work more efficiently, effectively, and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, and lighting equipment. Our ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shorting equipment as well as our ProContractor professional grade tools. We employ approximately 7,600 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.

About H&E Equipment Services, Inc.

Founded in 1961, H&E is one of the largest rental equipment companies in the nation. The Company’s fleet is comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Cautionary Note Regarding Forward Looking Statements

This communication includes “forward-looking statements,” within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements related to the Company, H&E and the proposed acquisition of H&E by the Company that involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed transaction, the Company’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of each of the Company and H&E, expected valuation and re-rating opportunities for the combined company, and the anticipated timing of closing of the proposed transaction. Forward-looking statements are generally identified by the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “looks,” and future or conditional verbs, such as “will,” “should,” “could” or “may,” as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and apply only as of the date of this communication. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs and projections will be achieved or that the completion and anticipated benefits of the proposed transaction can be guaranteed, and actual results may differ materially from those projected. You should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including, but not limited to, (i) the possibility that the sufficient number of H&E’s shares are not validly tendered into the tender offer to meet the minimum condition; (ii) the Company’s ability to implement its plans, forecasts and other expectations with respect to H&E’s business after the completion of the proposed transaction and realized expected synergies; (iii) the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (iv) the Company and H&E may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals; (v) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (vi) problems may arise in successfully integrating the businesses of the Company and H&E, including, without limitation, problems associated with the potential loss of any key employees, customers, suppliers and other counterparties of H&E; (vii) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues during the due diligence investigation of H&E or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (viii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers; (ix) the occurrence of any event, change to other circumstances that could give rise to the termination of the merger agreement, the failure of the closing conditions included in the merger agreement to be satisfied, or any other failure to consummate the proposed transaction; (x) any negative effects of the announcement of the proposed transaction of the financing thereof on the market price of the Company common stock or other securities; (xi) the industry may be subject to future risks including those set forth in the “Risk Factors” section in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and in the other filings with the SEC by each of the Company and H&E; and (xii) Herc may not achieve its valuation or re-rating opportunities. The foregoing list of factors is not exhaustive. Investors should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of the Company and H&E, including those described in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and in the other filings with the SEC by each of the Company and H&E. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

The tender offer described herein has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that the Company and its acquisition subsidiary, HR Merger Sub Inc. (“Merger Sub”), will file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, the Company and Merger Sub will file a tender offer statement on Schedule TO and the Company will file a registration statement on Form S-4. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER MATERIALS) AND THE FORM S-4 WILL CONTAIN IMPORTANT INFORMATION. H&E STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF H&E SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The tender offer materials will be made available to holders of H&E stock at no expense to them. The tender offer materials will be made available for free at the SEC’s web site (http://www.sec.gov). Additional copies may be obtained for free by contacting either the Company or H&E. Copies of the documents filed with the SEC by H&E will be available free of charge on H&E’s website at https://investor.he-equipment.com/. Copies of the documents filed with the SEC by the Company will also be available free of charge on the Company’s website at https://ir.hercrentals.com/.

In addition to the tender offer materials, the Company and H&E file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public at the SEC’s web site (http://www.sec.gov).

Information Regarding Non-GAAP Financial Measures

In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this communication that is not calculated according to GAAP (“non-GAAP”), such as adjusted EBITDA. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this communication.

Contacts

For Herc Rentals:

Leslie Hunziker

Senior Vice President

Investor Relations, Communications & Sustainability

leslie.hunziker@hercrentals.com

239-301-1675

Joele Frank, Wilkinson Brimmer Katcher

HRI-media@joelefrank.com

Sam Kahane / 631-413-2426

Tarik Garvey / 609-738-5809

For H&E Equipment Services:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com